Exhibit 99

www. twitter. com/Ford Total Vehicle Retail Fleet Truck SUV Car 1 9 6 ,303 1 4 5 ,495 5 0 ,808 8 9 ,535 7 0 ,564 3 6 ,204 U.S. Sales Versus November 2017 -6.9% -6.8% -7.1% -2.3% -4.9% -19.5% product unmatched in the industry. Sales of our all-new Expedition and pricing to a new record of $37,000 per vehicle.” As evidenced by nine consecutive months topping sales of 70,000 trucks, high level Ford F-Series pickups remain in strong demand. F-Series continues to transact close to record level transaction prices of $47,000 per pickup - $1,800 higher than the segment average. Ford trucks Sales of the all-new Ford Expedition were up 7.9 percent last month. High series Platinum and Limited Expedition models continue to drive sales, representing 60 percent of retail sales in November. As a result, average transaction pricing is up $7,700 over last year, at $61,500 Ford SUVs As the world’s best-selling cargo van, Ford Transit sales are up 10.0 percent through November on 126,446 vans sold. Ford’s all-new Transit Connect retail sales were up 17.2 percent in November, as retail customer demand grows. Ford commercial vans Lincoln’s all-new Navigator posts strong gains on tight inventory. Our highest series Black Label Navigator averaged just 14 days on dealer lots. Navigator continues to see strong growth in such key luxury markets as California and Florida, where retail sales this year are up 190 percent and 102 percent, respectively. Lincoln Navigator New Lincoln Nautilus boosted retail sales to 27.3 percent. The Nautilus has been well received, as it is averaging just 9 days on dealer lots. Average transaction prices last month for Nautilus totaled $47,200 per SUV, with a strong 79 percent mix of high series Black Label and Reserve models being sold. Lincoln Nautilus “F-Series marked a record nine straight months topping the 70,000 truck mark, a consistent performance by a high volume, high margin Transit Connect continue to grow, as does our mix of trucks, SUVs and vans. This mix totaled 82 percent in November boosting our transaction – Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service W I N N I N G P O R T F O L I O H I G H L I G H T S November U.S. sales at Ford Motor Company totaled 196,303 vehicles, representing a 6.9 percent decline As a result of a decline in daily rental sales due to order timing, Ford fleet sales were down 7.1 percent; daily rental was down 32.7 percent, while commercial sales were up 11.8 percent A stronger mix of Trucks and SUVs increased Ford’s overall average transaction pricing, hitting a new record of $37,000 in November, a $1,600 increase over last year. This compares to a $780 increase for the overall industry, with average transaction prices of $33,400 Ford F-Series has now recorded a record nine straight months topping 70,000 trucks sold, on sales of 72,102 pickups Overall Ford Expedition sales increased 7.9 percent last month with 4,264 SUVs sold. At retail, Expedition sales grew at a faster pace of 17.7 percent Lincoln Navigator sales rose on strong demand and tight inventory; 88 percent of retail sales were high series Reserve and Black Label Navigator models. Navigator posted gains of 27.3 percent overall Lincoln began selling its new Nautilus SUV last month; overall MKX and Nautilus sales were up 20.4 percent, with Nautilus representing approximately half of the retail mix # # # A bo ut Ford Motor Comp any Ford Motor Company is a global company based in Dearborn, Michigan. The company designs, manufactures, markets and services a full line of Ford cars, trucks, SUVs, electrified vehicles and Lincoln luxury vehicles, provides financial services through Ford Motor Credit Company and is pursuing leadership positions in electrification, autonomous vehicles and mobility solutions. Ford employs approximately 200,000 people worldwide. For more information regarding Ford, its products and Ford Motor Credit Company, please visit www.corporate.ford.com. *U.S. sales volume reflects transactions with (i) retail and fleet customers (as reported by dealers), (ii) government and (iii) Ford management. Average transaction pricing based on J.D. Power and Associates PIN data. N O V E M B E R 2 0 1 8 S A L E S F ord F-Series Pickups Produce a Rec ord Nine Straight Months Topping 70,000 Trucks Sold; Ford Expedition Sales Up 7. 9 Percent, W hile Li ncoln Navigator Gains 27. 3 Percent

NOVEMBER 2018 INVENTORY/FLEET RESULTS

# FORD MOTOR COMPANY

## NOVEMBER 2018

| | November 2018 | | November CYTD | |
|---|---|---|---|---|
| Fleet Segment | Percent of Total Sales | YOY Change | Percent of Total Sales | YOY Change |
| Rental | 7.5% | (2.9) points | 10.8% | (0.2) points |
| Commercial | 12.4% | 2.1 points | 12.9% | 1.0 points |
| Government | 6.0% | 0.7 points | 6.1% | (0.1) points |
| Total Fleet | 25.9% | (0.1) points | 29.8% | 0.7 points |

| | November 2018 | | October 2018 | | November 2017 | |
|---|---|---|---|---|---|---|
| Gross Stock (incl. in-transit) | Units at Month-End | Days' Supply | Units at Month-End | Days' Supply | Units at Month-End | Days' Supply |
| Cars | 108,232 | 75 | 114,165 | 82 | 142,860 | 79 |
| SUVs | 244,335 | 87 | 230,290 | 89 | 203,266 | 68 |
| Trucks | 315,667 | 88 | 303,565 | 89 | 313,851 | 86 |
| Total | 668,234 | 85 | 648,020 | 87 | 659,977 | 78 |

| | November 2018 | | October 2018 | | November 2017 | |
|---|---|---|---|---|---|---|
| Dealer Stock (on ground) | Units at Month-End | Days' Supply | Units at Month-End | Days' Supply | Units at Month-End | Days' Supply |
| Cars | 87,985 | 61 | 90,582 | 65 | 103,125 | 57 |
| SUVs | 192,903 | 68 | 182,443 | 70 | 161,947 | 55 |
| Trucks | 246,981 | 69 | 230,496 | 68 | 260,278 | 71 |
| Total | 527,869 | 67 | 503,521 | 68 | 525,350 | 62 |

## CONTACT

Erich Merkle
313.806.4562
emerkle2@ford.com